                                                MGIC INVESTMENT CORPORATION
                                     COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                             (AMOUNTS IN THOUSANDS OF DOLLARS)



                                                                                Year ended December 31,
                                           Six months ended  -------------------------------------------------------------
                                            June 30, 2000       1999         1998         1997        1996         1995
                                          -----------------  ----------   ----------   ----------  ----------   ----------

Income before taxes                               383,303     681,010      554,585      465,373     365,028      291,409
Adjustment to income before taxes,
  less income or loss from equity
  investees, net                                  (14,149)    (12,700)     (12,420)      (7,100)        800            -
                                          -----------------  ----------   ----------   ----------  ----------   ----------
    Earnings before income taxes                  369,154     668,310      542,165      458,273     365,828      291,409

Fixed charges:
Interest expense                                   13,673      20,402       18,624        6,399       3,793        3,821
Amortization of debt expense                           54          93           53            -           -            -
Rent expense (1/3) (reasonable
  approximation of the interest
  factor)                                           1,435       3,210        3,403         3,451      3,079        2,910
                                          -----------------  ----------   ----------   ----------  ----------   ----------
    Total fixed charges                            15,162      23,705       22,080        9,850       6,872        6,731

Earnings before income taxes
and fixed charges                                 384,316     692,015      564,245      468,123     372,700      298,140



Ratio of earnings to fixed
charges                                              25.3        29.2         25.6         47.5        54.2         44.3
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